Employment Agreement

This Employment Agreement (this “Agreement”) is made and entered into this February 22, 2021, by and between AB International Group Corp., a Nevada company (“Employer” or “Company” or “we” or “our” or “us”) and Jimmy Chue (“Employee” or “you”).

The Employer is engaged in the business of acquisition and distribution of movies. Online TV, entertainment only and desires Jimmy Chue to serve as the Chief Investment Officer for the company.

Base Salary. Your annual base salary is $78,000 (“Base Salary”). Your Base Salary is payable in accordance with the Company’s regular payroll practices and subject to customary and required withholdings and deductions.

Bonus

As Chief Investment Officer, you are eligible for a bonus as outlined herein. Your annual bonus target will be at least 50% of your annual salary, payable in a lump sum at such time as may be determined by our Board of Directors, but no later than the earlier of ten (10) business days after we finalize our audited financial statements for the fiscal year; or ninety (90) days following the end of such fiscal year. To be eligible to receive a payment, you must be employed by AB International Group Corp. at the time any bonuses are paid. The decision to pay any annual bonus in excess of 50% of your annual salary, and the amount of any annual bonus increment in excess of 50% of your annual salary, shall be within the Board’s sole discretion based on its review of the operating performance of the Company during the preceding fiscal year. Subject to approval of the Board of Directors, Employee will have the option to take the bonus in equity or in a split 50/50 arrangement with 50% in cash and 50 % in equity.

RRestricted Stock Award. We shall issue to you 500,000 shares of our common stock within a reasonable time after execution of this Agreement.

Job Responsibilities. As Chief Investment Officer, you shall perform such duties and have such responsibilities as are typically associated with such position, including such duties and responsibilities as are prescribed by the Board of Directors consistent with such position. While you are an employee, you agree to devote your full business time and attention to the performance of your duties and responsibilities hereunder. You shall report to our Chief Executive Officer. Your principal work location shall be at the offices of the Company located in New York City.

EEmployee Benefits. In addition to your compensation, you will have the opportunity to participate in various Company benefit programs offered to employees, pursuant to the terms and conditions of such programs, including applicable waiting periods prior to eligibility. You will also be eligible to participate in the Company 4 weeks vacation plan. Please note that the Company reserves the right to change or discontinue any of our benefits, plans, providers, and policies, at any time with prior comsent of the employee..

EExpense Reimbursement. You will be entitled to payment or reimbursement of any reasonable expenses paid or incurred by you in connection with and related to the performance of your duties and responsibilities. All requests for payment of reimbursement of such expenses shall be supported by appropriate invoices, vouchers, receipts or such other supporting documentation in such form and containing such information as we may from time to time require.

At-Will Employment. You are being offered employment for a term of one (1) year, (subject to mutual extension) and either you or the Company may terminate your employment at any time for any reason, with or without cause or notice, except as prohibited by law. Nothing in this offer to you should be interpreted as creating anything other than an at-will employment relationship. You also have the right terminate your employment with the company at any time for any reason on thirty days’ prior written notice.

Severance Pay. If your employment agreement is terminated at any time by the Company without cause, the Company shall continue to pay you, as severance pay, the monthly portion of your Base Compensation for a period of (9 months) following such termination, subject to your continued compliance with the terms and conditions of this Agreement and the Business Protection Agreement.

409A. To the extent that any provision of this letter agreement is ambiguous as to its exemption or compliance with Code Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Code Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Code Section 409A to the maximum permissible extent. To the extent any payment under this letter agreement may be classified as a “short-term deferral” within the meaning of Code Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Code Section 409A under another provision of Code Section 409A. Payments pursuant to this agreement (or referenced in this agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Code Section 409A.

Section 280G. If any of the payments or benefits received or to be received by you from us (including, without limitation, any payment or benefits received in connection with a Change in Control or the termination of your employment, whether pursuant to the terms of this letter agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), we shall pay to you, no later than the time such Excise Tax is required to be paid by you or withheld by us, an additional amount equal to the sum of the Excise Tax payable by you, plus the amount necessary to put you in the same after-tax position (taking into account any and all applicable federal, state, and local excise, income, or other taxes at the highest applicable rates on such 280G Payments and on any payments under this Section 5.9 or otherwise) as if no Excise Tax had been imposed.

Business Protection Agreement. We consider the protection of our confidential information, proprietary materials and goodwill to be extremely important. Accordingly, as a condition of your employment with the Company, you will be required to execute and return to us the enclosed Business Protection Agreement on or before your first day of employment.

Required I-9 Documentation. Your employment by the Company is also subject to you providing the Company with proof of your legal right to work in the United States by completing the Form I-9 and providing Company with the accepted documents specified on the Form I-9 on your first day of employment.

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CCertifications. As a condition of your employment, you certify to the Company that you are free to enter into and fully perform the duties of your position, and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your performance for the Company. If you are subject to any such agreement, please forward it to the Company as soon as possible.

Additionally, as a condition of your employment, you certify that you will not disclose to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer. You further affirm that you have not divulged or used any such information for the benefit of the Company, and that you have not and will not misappropriate any such information from any former employer.

EEntire Agreement. This offer letter and your signed Business Protection Agreement, states the terms of your employment and supersedes and cancels any prior oral or written representations, offers or promises made by the Company and any understandings or agreements, whether written or oral, between the Company and you.

Accepted by Employer:	Accepted by Employee:

AB International Group Corp.	/s/ Jimmy Chue
Jimmy Chue
/s/ Chiyuan Deng	2/22/21
By: Chiyuan Deng
Title: CEO
Date: 2/22/2021

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